Exhibit 10.15
FIRST AMENDMENT TO
NPK INTERNATIONAL INC.
AMENDED AND RESTATED 2014
NON-EMPLOYEE DIRECTORS’ RESTRICTED STOCK PLAN
WHEREAS, NPK International Inc., a Delaware corporation, a Delaware corporation (the “Company”) maintains the NPK International Inc. Amended and Restated 2014 Non-Employee Directors’ Restricted Stock Plan, as most recently amended and restated on May 14, 2025 (the “Plan”);
WHEREAS, pursuant to Section 14 of the Plan, Board of the Directors of the Company (the “Board”) may amend the Plan from time to time; and
WHEREAS, the Board has determined that it is advisable and in the best interest of the Company and its shareholders to amend the Plan as follows (the “Amendment”);
NOW, THEREFORE, pursuant to its authority under Section 14 of the Plan, the Board hereby amends the Plan as follows, effective as of December 10, 2025 (the “Amendment Effective Date”):
1.Section 4.1 of the Plan is hereby amended and restated in its entirety to read as follows:
“4.1    Subject to stockholder approval of this Plan, each Non-Employee Director who is first elected or appointed a director on or after the annual meeting of stockholders in 2014 will be granted the Applicable Number (as defined below) of Restricted Shares automatically on the date of such election or appointment (each, the “Original Grant”). For purposes of determining the Applicable Number, the date of such election or appointment shall be the date of grant (“Date of Grant”). Notwithstanding the foregoing, upon the election or appointment of a Non-Employee Director at any time other than an annual meeting of stockholders (the “Annual Meeting”), the Company shall automatically grant such Non-Employee Director, upon such election or appointment, an award equal to the pro-rata portion of the Applicable Number of Restricted Shares calculated based on a ratio equal to (1) the number of whole months expected until the Company’s next Annual Meeting, over (2) twelve.”
2.Section 5.4 of the Plan is hereby amended and restated in its entirety to read as follows:
“5.4    Unless otherwise determined by the Committee, in its sole discretion, upon the termination of the directorship of a Non-Employee Director who has served as a director of the Company for less than 60 consecutive months, the Restriction Period shall terminate with respect to a pro-rata portion of the Restricted Shares held by such Non-Employee Director based on a ratio equal to (1) the number of whole months the Non-Employee Director served from the Date of Grant for such Restricted Shares through such termination date, over (2) twelve, and such Non-Employee Director may retain such pro rata portion of the Restricted Shares and will immediately forfeit all remaining Non-Vested Shares, which shall be immediately forfeited by the Non-

Employee Director and reacquired by the Company without any payment or other consideration, and the Non-Employee Director shall have no further rights with respect to such forfeited shares.”
3.This Amendment shall be construed in accordance with, and governed by, the laws of the State of Delaware without regard to conflict of law principles.
4.All capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Plan. Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.